Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
March 1, 2005
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS EARNINGS
FOR THE PERIODS ENDED DECEMBER 31, 2004

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced an increase of 35 percent in net income for the quarter ended December 31, 2004 compared to the same period in 2003. Fourth quarter net income was $3.7 million, or $0.63 per share (fully diluted), an increase of $972,000 or $0.15 per share (fully diluted). Income from continuing operations increased $531,000 (17 percent), or $0.08 per share (fully diluted), to $3.7 million, or $0.64 per share (fully diluted) for the fourth quarter of 2004 compared to 2003. For the year ended December 31, 2004, net income was $9.4 million or $1.62 per share (fully diluted) compared to $9.3 million, or $1.63 per share (fully diluted) for 2003. Income from continuing operations was down $529,000, primarily as a result of weather on the Delmarva Peninsula that was 4 percent warmer than 2003, measured in heating degree-days and costs associated with implementation of Sarbanes-Oxley Section 404 compliance procedures. Chesapeake estimates that the weather caused a reduction of $614,000 in gross margin for the full year. Additionally, Sarbanes-Oxley compliance costs of approximately $600,000 increased operating expenses.

“Strong fourth quarter results highlight the attractive fundamentals of our core natural gas and propane operations,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation. “The fundamental strength of our Company and the attractive nature of the areas we serve should provide an ongoing source of new customers. Additionally, I am proud of the success our employees have had in controlling costs, while continuing to provide excellent service, in order to further enhance our competitive position.”

The discussions of the results for each of the periods ended December 31, 2004, use the term “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin” see Footnote (1) to the Supplemental Income Statement Data below.

Results for the quarter ended December 31, 2004
Natural gas gross margin increased $551,000 for the fourth quarter of 2004 compared to 2003. The increase resulted from residential customer growth of 7 percent for Delmarva and Florida, as well as increases in Florida’s industrial customer gross margin and the natural gas transmission operation’s transportation services. Additionally, temperatures on the Delmarva Peninsula, measured in heating degree-days, were 9 percent colder than the fourth quarter of 2003, resulting in an estimated $229,000 of additional gross margin. Operating expenses, excluding cost of sales (“other operating expenses”), for the natural gas segment decreased $42,000 despite the customer growth and higher depreciation, which increased as a result of continued investment in plant assets.

The propane operation generated an increase of $322,000, or 7 percent, in gross margin and a reduction of $172,000 in other operating expenses for the fourth quarter of 2004 compared to 2003. Chesapeake estimates that the colder weather on the Delmarva Peninsula added $215,000 of gross margin to the Delmarva propane distribution operations. Other operating expenses for the Delmarva operations decreased $211,000 compared to 2003. The Florida propane distribution operations eliminated the operating loss of $161,000 experienced in the fourth quarter of 2003, due to lower costs achieved through a reorganization of its service department and other measures. Operating income for the propane wholesale marketing operation was essentially even with the fourth quarter of 2003.

The advanced information services segment experienced a decrease of $355,000 in operating income compared to the fourth quarter of 2003. Gross margin decreased $231,000 and other operating expenses increased $124,000. Other operating expenses increased as a result of on-going programming to modify a software product to expand its use to additional customers.

Results for the year ended December 31, 2004
Net income for the year ended December 31, 2004 was $9.4 million, or $1.62 per share (fully diluted), compared to $9.3 million, or $1.63 per share (fully diluted), for 2003. The increase in net income for the year primarily reflects lower losses from discontinued operations, partially offset by a decline in income from continuing operations principally due to weather (measured in heating degree-days) that was 4 percent warmer than 2003 and costs associated with implementation of the Sarbanes-Oxley Section 404 compliance procedures. The Company estimates that warmer temperatures on the Delmarva Peninsula resulted in a reduction of $614,000 in natural gas and propane gross margin, as compared to 2003. The Sarbanes-Oxley compliance costs were approximately $600,000.

Natural gas gross margin increased $2.0 million, or 5 percent, for 2004 compared to 2003. Gross margin for Delaware and Maryland increased $363,000 as residential customer growth of 7 percent offset the negative impact of warmer weather. The warmer weather is estimated to have reduced Delaware and Maryland margins by $317,000 compared to the prior year. Gross margin for the Florida operations was $935,000 higher than the prior year due to expansion of unregulated gas supply management operations and to residential customer growth of 7 percent. Transmission operations increased gross margin by $727,000 as a result of increased levels of firm and interruptible transportation services. Other operating expenses were higher due to the increase in the number of customers served.

Gross margin for the propane distribution operations on the Delmarva Peninsula decreased $1.3 million for 2004 compared to 2003. The Company estimates that the warmer temperatures represented $298,000 of the decrease. In addition, volumes sold to poultry industry customers declined, partially due to the 2003 closing of a poultry processing plant in our service territory. The plant is not expected to reopen. Chesapeake estimates that a reduction of 572,000 gallons sold, with a gross margin of approximately $129,000, is attributable to the plant closing. The Delmarva Peninsula also experienced an outbreak of avian influenza during the first quarter of 2004 that has since been contained. Gross margin per gallon sold averaged $0.0226 lower than 2003, reducing margins by approximately $493,000. The margin decline was partially offset by a reduction of $320,000 in other operating expenses.

Florida propane distribution results were consistent with the prior year. Propane wholesale marketing experienced a decline of $710,000 in gross margin, partially offset by a decrease of $178,000 in other operating expenses. The wholesale marketing operation continued to be profitable; however, gross margin was lower due to the implementation of more conservative wholesale marketing practices in response to the relatively high level of energy prices.

Gross margin for the advanced information services segment decreased $148,000 in 2004 compared to 2003. The results for 2003 included a non-recurring sale of software rights that increased margins $302,000. Other operating expenses increased $157,000, primarily driven by costs related to enhancements to the Lightweight Association Management Processing System (LAMPS), resulting in a $305,000 decrease in operating income for the year.

Losses from discontinued operations decreased by $666,000 in 2004, reflecting the sale of six of the water businesses during the second half of 2003 and the seventh operation in October 2004. Chesapeake has now successfully completed the divestiture of all of its water operations.

Consolidated Statements of Income
For the Periods Ended December 31, 2004 and 2003
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Fourth Quarter		Year to Date
	2004	2003	2004	2003
Operating Revenues	$53,285	$45,597	$177,955	$163,568

Operating Expenses
Cost of sales, excluding costs below	34,183	27,146	109,626	95,247
Operations	9,148	8,751	35,146	33,527
Maintenance	263	447	1,519	1,738
Depreciation and amortization	1,793	1,795	7,258	7,090
Other taxes	1,073	1,204	4,436	4,387
Total operating expenses	46,460	39,343	157,985	141,989

Operating Income	6,825	6,254	19,970	21,579

Other Income net of Other Expenses	334	175	549	239

Interest Charges	1,288	1,391	5,268	5,706

Income before Income Taxes	5,871	5,038	15,251	16,112

Income Taxes	2,122	1,820	5,701	6,033

Income from Continuing Operations	3,749	3,218	9,550	10,079

Loss from discontinued
operations, net of tax	(34)	(475)	(121)	(787)
Net Income	$3,715	$2,743	$9,429	$9,292

Average Shares Outstanding	5,771,821	5,653,951	5,735,405	5,610,592

Earnings Per Share - Basic
From continuing operations	$0.65	$0.57	$1.66	$1.80
From discontinued operations	(0.01)	(0.08)	(0.02)	(0.14)
Net Income	$0.64	$0.49	$1.64	$1.66

Earnings Per Share - Diluted
From continuing operations	$0.64	$0.56	$1.64	$1.76
From discontinued operations	(0.01)	(0.08)	(0.02)	(0.13)
Net Income	$0.63	$0.48	$1.62	$1.63

Supplemental Income Statement Data
For the Periods Ended December 31, 2004 and 2003
Dollars in Thousands
(Unaudited)

	Fourth Quarter		Year to Date
	2004	2003	2004	2003
Gross Margin (1)
Natural Gas	$12,946	$12,395	$46,790	$44,752
Propane	4,978	4,656	16,345	18,267
Advanced Information Services	1,224	1,455	5,412	5,560
Other	(46)	(55)	(218)	(258)
Total Gross Margin	$19,102	$18,451	$68,329	$68,321

Operating Income
Natural Gas	$5,417	$4,824	$17,091	$16,653
Propane	1,471	977	2,364	3,875
Advanced Information Services	11	366	387	692
Other	(74)	87	128	359
Total Operating Income	$6,825	$6,254	$19,970	$21,579

Heating Degree-Days
Actual	1,611	1,484	4,539	4,715
10-Year Average	1,558	1,574	4,383	4,409

(1) "Gross margin" is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities for advanced information services. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake's management uses gross margin in measuring its business units' performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution and transmission, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799